THE ROCKLAND FUNDS TRUST
                      RULE 18f-3
                  MULTIPLE CLASS PLAN

                  October 22, 1996


     The Rockland Funds Trust (the "Trust"), a registered investment company currently consisting of The Rockland Growth Fund (the "Fund"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares of the Fund. The Trustees of the Fund have determined that the following plan is in the best interests of each class individually and the Fund as a whole:

     1.   Class Designation.  Fund shares will be
designated either the Retail Class or Institutional
Class.

     2. Class Characteristics. Each class of shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth below:

                    Retail Class: Class A shares
                    will be sold subject to a minimum
                    initial investment of $10,000 (or
                    $250 through an automatic
                    investment plan) and subsequent
                    investments of $250 or more.  Class
                    A shares will be sold subject to a
                    front-end sales charge of 3.00% for
                    purchases up to $100,000, 2.00% for
                    purchases of $100,000 up to $250,000,
                    1.00% for purchases of $250,000 up to
                    $500,000 and 0.00% for purchases of
                    $500,000 or more,except for purchases
                    made under certain circumstances.
                    Class A shares will be subject to a
                    distribution plan adopted pursuant
                    to Rule 12b-1 under the 1940 Act,
                    which provides for an annual
                    distribution fee of 0.25% of the
                    average daily net assets of Class A
                    shares.  The distribution plan fees
                    for the Class A shares will be used
                    to reimburse the Fund's distributor
                    for distributing the Class A
                    shares.

                    Institutional Class:     Class D
                    shares will be sold subject to a
                    minimum initial investment of
                    Class: $100,000 (or $2,000 through
                    individual retirement accounts) and
                    subsequent investments of $1,000.
                    Class D shares will be offered for
                    sale at net asset value per share
                    without the imposition of a sales
                    charge or Rule 12b-1 fee.

     3. Expense Allocations. The following expenses will be allocated on a class-by-class basis, to the extent practicable: (i) fees under the distribution plan, if applicable; (ii) printing and postage expenses related to preparing and distributing materials to current shareholders of a particular class; (iii)
Securities and Exchange Commission and blue sky registration fees incurred by a particular class; (iv) the expense of administrative personnel and services required to support the shareholders of a particular class; (v) accounting, auditor, litigation or other legal expenses relating solely to a particular class;
(vi) transfer agent fees identified by the transfer agent as being attributable to a particular class; and
(vii) expenses incurred in connection with shareholder meetings as a result of issues relating to particular class. Income, realized and unrealized capital gains and losses, and expenses of the Fund not allocated to a particular class will be allocated in accordance with Rule 18f-3(c). Notwithstanding the foregoing, a service provider for the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 of the 1940 Act.

     4. Exchanges and Conversions. There are no exchange or conversion features associated with the Retail Class or Institutional Class shares.

     5. General. Each class will vote exclusively with respect to any matter related solely to that class. Each class will vote separately with respect to any matter in which the interests of one class differ from the interests of the other class. On an ongoing basis, the Trustees will monitor the Trust for any material conflicts between the interests of the classes of shares. The Trustees will take such action as is reasonably necessary to eliminate any conflict that develops. The investment adviser and distributor will be responsible for alerting the Trustees to any material conflicts that may arise. Any material amendment to this Plan must be approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Fund, as defined in the 1940 Act. This Plan is qualified by and subject to the then current prospectus for the applicable class, which contains additional information about that class.